EXHIBIT 4.80

Termination Agreement

This Agreement is executed on January 16, 2006 by and among:

Party A: Lahiji Vale Limited (hereinafter referred to as “Party A”)

Registered Address: P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands

Party B: Wang Xiu Ling (hereinafter referred to as “Party B”)

Address: No.101, Unit 3, Building 7, Wu Sheng Bystreet (E), Chaoyang District, Beijing

Party C: Beijing Lei Ting Wan Jun Network Technology Company Limited

Address: Room 610, Unit C, No.18 of Xi Huan Road (S), Economic-Technological Development Area, Beijing

Whereas:

1.	Party A, Party B and Party C executed an Exclusive Purchase Right Contract (hereinafter referred to as the “Exclusive Purchase Right Contract”) with respect to the equity interest held by Party B in Party C on January 19, 2005.

2.	Party A, Party B and Party C wish to terminate the said Exclusive Purchase Right Contract.

Now therefore, the Parties agree as follows:

1.	Party A and Party B agree to terminate the Exclusive Purchase Right Contract, which shall automatically become invalid upon the effective date of this agreement.

2.	On the date when the Exclusive Purchase Right Contract becomes invalid, the rights and obligations of Party A and Party B under the Exclusive Purchase Right Contract shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in three copies, each held by either Party.

[Execution Page]

Lahiji Vale Limited

Name:	Wang Lei Lei
Title:	Legal Representative

Wang Xiu Ling

Signature:

Beijing Lei Ting Wan Jun Network Technology Company Limited

Name:	Wang Lei Lei
Title:	Legal Representative

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